2021 Annual Shareholder’s Meeting – Management Presentation April 7, 2021

Forward Looking Statements This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this presentation. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements are subject to risks and uncertainties including, among other things, the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the commercialization of ANJESO® or disruption in supply chain, our ability to maintain regulatory approval for ANJESO®, our ability to successfully commercialize ANJESO®; the extent to which government reimbursement for ANJESO remains available at adequate levels and the impact of any changes in government reimbursement on our pricing of ANJESO; the acceptance of ANJESO® by the medical community, including physicians, patients, health care providers and hospital formularies; our ability and that of our third party manufacturers to successfully scale-up our commercial manufacturing process for ANJESO®, our ability to produce commercial supply in quantities and quality sufficient to satisfy market demand for ANJESO®, our ability to raise future financing for continued product development, milestone payments and ANJESO® commercialization, our ability to pay our debts and satisfy conditions necessary to access future tranches of debt, our ability to comply with the financial and other covenants under our credit facility our ability to manage costs and execute on our operational and budget plans, the accuracy of our estimates of the potential market for ANJESO®, our ability to achieve our financial goals, our ability to continue as a going concern, our ability to operate under increased leverage; and our ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results included in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law. This presentation is intended to be non-promotional and for investor discussion purposes only.

Baudax Bio : ANJESO® Status Progress being made in spite of the pace being impacted by Q4/Q1 COVID-19 disruption of formulary meetings and elective surgery Average account purchases increased by 63% More than half of accounts reordered in 2020; increased to 60% in Q4 As of January 2021, ANJESO® is on contract with the 3 largest GPOs in the US (Vizient, Premier and HealthTrust)

Executive Summary Starting to hit an inflection point February exceeded forecast by 30% & hit all time weekly high in March Current 2021 strategic imperatives unchanged & evolved commercial approach is driving momentum Telesales is driving lead generation (awareness) & territory “advisor” team is opening doors Field force driving usage in new and existing accounts with strategic expansions in play Messaging enhancements completed Moving from clinical data to describing the patient, provider and institution experience Communicating a compelling economic story takes time, patience and broad customer access Completed In-depth pricing research with pharmacy directors and pricing options vetted with experts Enhancements made to volume-based contracts to lower the hurdle for strategic accounts

2020 Financial Highlights Total net product revenue in 2020, since launch in June 2020 = $0.5 million Cash and cash equivalents = $30.3 million as of December 31st Q4 2020 - Executed registered direct offerings for total net proceeds of $21.7 million Subsequent to Q4 2020, executed financing transactions for net proceeds of approximately $28.5 million

Commercial Launch Highlights & 2021 Focus

Vial Use Growing Quarterly	✓ Q4'20 vials sold to end-customers up significantly from Q3'20* ✓ ANJESO now on contract with the 3 largest GPOs (Vizient, Premier, and HealthTrust) ✓ Increasing usage in variety of orthopedic procedures (e.g, shoulders, hands, hips, knees & spine) and expansion into hospitals with colorectal and general surgical procedures
Market Research Validates Positive Customer Feedback	✓ In market surveys, more than 1 in 3 MDs suggest increase utilization in next 3-6 mos. ✓ Market research (n = 170) reports ANJESO liked by users and lack of awareness main barrier ✓ Despite lower level of familiarity, HCPs noted many sales messages to be highly compelling
Increasing Awareness in a Cost-Efficient Way	✓ Field focused on top drivers of ANJESO adoption: inclusion within formulary, adoption into order sets & expanding usage within targeted accounts ✓ Internal team has been supplemented with two telesales teams and hyper-targeted NPP
COVID Continues to Impact Rate of Uptake	✓ COVID continues to impact customer access and delays in formulary reviews ✓ Delays in order set implementation has also depressed faster growth in 'On Formulary' accounts

BAUDAX BIO

* Q3'20 is first quarter of full commercial launch. NPP = non-personal promotion

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Early 2021 Sales Driven by Mix of New and Existing Customers Source: Baudax Bio Sales Data Quarterly End-Customer Units Continue to Increase

Current team focused on developing advocacy, P&T submissions and pull through with core accounts Baudax Field Teams Deployed virtual reps in December for outreach to hospitals not currently targeted Tele Sales: Extend Hospital Reach Surgical & Medical Device Consultants engaged to accelerate access and uptake with targeted customers and accounts Territory Advisors Accelerate Access Deployed virtual Ortho reps in late January with previous relationships to expand access and reach in Orthopedics. Tele Sales: Extend Ortho Reach Cost-Effective & Innovative Personal Promotion Approach

Baudax Bio : ANJESO® Status Summary Progress being made in spite of the pace being impacted by ongoing COVID-19 disruption of formulary meetings and regionally of elective surgery Average account purchases increased by 63% More than half of accounts reordered in 2020; increased to 60% in Q4 As of January 2021, ANJESO® is on contract with the 3 largest GPOs in the US (Vizient, Premier and HealthTrust)